Exhibit 5.1and 23.2

H. DELBERT WELKER Attorney at Law	Willocreek Plaza 8160 Highland Drive, Suite 111 Sandy, Utah 84093 Telphone: (801) 438-1099 Fax: (801) 733-4007

October 31, 2007

Board of Directors

INTERNATIONAL INDUSTRIAL ENTERPRISES, INC.

4116 Antique Sterling CT.

Las Vegas, NV. 89129

Re:  Registration Statement on Form SB-2 for International Industrial

        Enterprises, Inc., a Nevada Corporation

Dear Board of Directors:

You have asked me to render an opinion as to the tradeability of certain shares of INTERNATIONAL INDUSTRIAL ENTERPRISES, INC. (hereinafter referred as the “Company”).  Said shares consist of 2,500,000 shares held by existing shareholders of the Company that will be sold pursuant to registration on Form SB-2.

I have examined such corporate records and other documents, and considered such questions of law as I have deemed necessary or appropriate for purposes of rendering this opinion.  I am familiar with the constituent corporate documents of the Company and transfer records which reflect a total issued and outstanding balance of shares of common stock of the Company as of June 18, 2007 to be 2,500,000 shares.  It is with respect to these shares and the foregoing date that the following analysis and opinion is addressed.  This opinion is based upon the facts stated herein.

October 31, 2007

In all such examinations of documents, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.  As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing, I am of the opinion that the shares have been duly and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus part of the Registration Statement.

Sincerely,

/s/ H. Delbert Welker

H. Delbert Welker